Exhibit 5.1

Watson, Farley & Williams (New York) LLP
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December 13, 2007
Teekay Tankers Ltd.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, Commonwealth of the Bahamas
Teekay Tankers Ltd. — Registration Statement on Form S-8
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) to Teekay Tankers Ltd., a Marshall Islands corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to 1,000,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Company’s 2007 Long-Term Incentive Plan (as amended to the date hereof, the “Plan”).
In so acting, we have examined originals, or copies, certified to our satisfaction, of (i) the Registration Statement, (ii) the Plan and (iii) originals, or copies certified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise. We have also assumed the declaration by the SEC of the effectiveness of the Registration Statement.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Registration Statement.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the shares of Common Stock that may be issued pursuant to the Plan have been duly authorized and that, upon the issuance thereof by the Company in accordance with the terms of the
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Teekay Tankers Ltd.	Page 2
December 13, 2007
Plan and the receipt of consideration therefor in accordance with the terms of the Plan, such shares will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/  Watson, Farley & Williams (New York) LLP